EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-04203, 333-09283, 333-75485, 333-49399, 333-89057, 333-89059, 333-43308 and 333-70986 of Vertel Corporation filed on Form S-8 and Registration Statement Nos. 333-70896 and 333-96639 of Vertel Corporation filed on Form S-3, of our report dated February 7, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Vertel’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Vertel Corporation for the year ended December 31, 2002.

/s/    Deloitte & Touche LLP

Los Angeles, California

April 15, 2003